Exhibit 99.1

Orion Group Holdings, Inc. Names Chip Earle as General Counsel

HOUSTON – November 28, 2023 – Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”), a leading specialty construction company, announced today the appointment of Edward Chipman (“Chip”) Earle as Executive Vice President, General Counsel, Chief Administrative Officer, Chief Compliance Officer and Corporate Secretary, effective November 27th. Mr. Earle will succeed Executive Vice President Peter R. Buchler, who is retiring from Orion after 15 years of service.

Mr. Earle joins Orion from Newpark Resources, Inc. (NYSE: NR), a service provider to the industrial and energy sectors, where he was Vice President - General Counsel, Chief Administrative Officer, Chief Compliance Officer, and Corporate Secretary. Prior to Newpark, Mr. Earle held executive leadership roles at Transocean (NYSE: RIG) and Bristow Group (NYSE: VTOL).

“We are excited to welcome Chip to our senior leadership team. With over 20 years in worldwide legal, compliance, and risk management, Chip brings valuable experience to Orion. We look forward to his leadership and guidance in these areas that are critical to the successful execution of our long-term strategy. I also want to thank Pete Buchler for his many years of dedicated service and wish him all the best in his well-earned retirement,” said Travis Boone, Chief Executive Officer of Orion Group Holdings, Inc.

Mr. Earle holds a Bachelor of Arts degree from Middlebury College. He received his Master Degree in Business Administration (MBA) with a focus in Energy Finance from the University of Texas McCombs School of Business and his Juris Doctor (JD) from the University of Texas School of Law.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company serving the infrastructure, industrial and building sectors, provides services both on and off the water in the continental United States, Alaska, Hawaii, Canada and the Caribbean Basin through its marine segment and its concrete segment. The Company's marine segment provides construction and dredging services relating to marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services. Its concrete segment provides turnkey concrete construction services including place and finish, site prep, layout, forming, and rebar placement for large commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas. https://www.oriongroupholdingsinc.com.

Contacts:

Financial Profiles, Inc.

Margaret Boyce 310-622-8247

mboyce@finprofiles.com